For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

Habersham Bancorp Announces Share Repurchase Program

CORNELIA, GA.    September 19, 2007,  Habersham Bancorp (NASDAQ: HABC) David D. Stovall, President and CEO of Habersham Bancorp, announced this week that the Habersham Bancorp Board of Directors has approved an open-ended program to repurchase up to 150,000 shares of the company’s outstanding common stock.  The Board’s authorization permits the company to repurchase shares in the open market or through privately negotiated transactions.

In the announcement Stovall said, “This share repurchase program demonstrates the commitment of our Board to increasing shareholder value.  We have great confidence in the future of our company as our company continues to grow in our existing markets and expand into new growth areas.”

Sandler O’Neill & Partners, L.P. will execute the share repurchase program for the Company.

Habersham Bancorp owns Habersham Bank, which is headquartered in Clarkesville and has offices in Cornelia, Baldwin, Braselton, Cleveland, Canton, Cumming, Eastanollee, Hickory Flat, Toccoa and Warrenton.  The company is preparing to break ground on a new financial services office in Flowery Branch, Georgia, which will be completed in 2008.  Habersham Bank will open a temporary branch in that market within the next 60 days.  This addition will result in a total of twelve Habersham Bank branches in eight North Georgia counties by the end of the year.

Habersham Bank also owns Advantage Insurers, Inc., an insurance agency subsidiary headquartered in Cornelia and Habersham Mortgage, a full-service mortgage banking company.  The company’s stock is listed on the NASDAQ Global Market under the symbol HABC, and the company’s internet address is www.habcorp.com.

Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions, potential difficulties in the execution of Habersham Bancorp's business and growth strategies, competitive risks and other factors set forth from time to time in Habersham Bancorp's filings with the Securities and Exchange Commission. When used in this release, the words "believes," "estimates," "plans," "expects," "should," "will," "may," "might," "outlook," and "anticipates" are similar expressions as they relate to Habersham Bancorp's (including its subsidiaries), or its management, and are intended to identify forward-looking statements.

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